Page 1 of 15

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                           (Amendment No. _____)*

                          SILVERLEAF RESORTS, INC.
-----------------------------------------------------------------------------
                              (Name of Issuer)


                   Common Stock, $.01 par value per share
-----------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 828395 10 3
                            --------------------
                               (CUSIP Number)

                              December 31, 1999
-----------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13G

CUSIP No.  828395 10 3                                           Page 2 of 15
_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Geoffrey Nixon
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
     (See Instructions)
                                                                 (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY
_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New Zealand
_____________________________________________________________________________
               5    SOLE VOTING POWER

NUMBER OF           780

SHARES
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           780
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    780
_____________________________________________________________________________
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

                                                                         [ ]
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0% (based on 12,889,417 shares outstanding at November 12, 1999)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON (See Instructions)

     IN
_____________________________________________________________________________



                                SCHEDULE 13G

CUSIP No.  828395 10 3                                           Page 3 of 15
_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Mission Partners, L.P. (EIN# 33-0569956)
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [X]

     (See Instructions)                                          (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY
_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
_____________________________________________________________________________
               5    SOLE VOTING POWER

NUMBER OF           267,550

SHARES
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           267,550
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     267,550
_____________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     (See Instructions)                                                  [ ]
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.1% (based on 12,889,417 shares outstanding at November 12, 1999)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON (See Instructions)

     PN
_____________________________________________________________________________

                                SCHEDULE 13G

CUSIP No.  828395 10 3                                           Page 4 of 15
_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

     Liberty Nominees Limited (EIN# N/A)
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [X]

     (See Instructions)                                          (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY
_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New Zealand
_____________________________________________________________________________
               5    SOLE VOTING POWER

NUMBER OF           76,000

SHARES
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           76,000
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    76,000
_____________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     (See Instructions)                                                  [ ]
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.6% (based on 12,889,417 shares outstanding at November 12, 1999)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON (See Instructions)

     CO
_____________________________________________________________________________

                                SCHEDULE 13G

CUSIP No.  828395 10 3                                           Page 5 of 15
_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Horizon Offshore, Ltd. (EIN# N/A)
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [X]
     (See Instructions)
                                                            (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY
_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
_____________________________________________________________________________
               5    SOLE VOTING POWER

NUMBER OF           54,700

SHARES
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           54,700
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    54,700
_____________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     (See Instructions)                                                  [ ]
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.42% (based on 12,889,417 shares outstanding at November 12, 1999)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON (Se Instructions)

     CO
_____________________________________________________________________________

                                SCHEDULE 13G

CUSIP No.  828395 10 3                                           Page 6 of 15
_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     U.S. Equity Investment L.P. (EIN# 65-0153975)
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [X]
     (See Instructions)
                                                            (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY
_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
_____________________________________________________________________________
               5    SOLE VOTING POWER

NUMBER OF           29,700

SHARES
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           29,700
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    29,700
_____________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     (See Instructions)                                                  [ ]
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.23% (based on 12,889,417 shares outstanding at November 12, 1999)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON

     PN
_____________________________________________________________________________


                                SCHEDULE 13G

CUSIP No.  828395 10 3                                           Page 7 of 15
_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Mayfair Capital Fund, L.P. (EIN# 13-4024777)
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [X]

     (See Instructions)                                          (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY
_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
_____________________________________________________________________________
               5    SOLE VOTING POWER

NUMBER OF           342,450

SHARES
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           342,450
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    342,450
_____________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     (See Instructions)                                                  [ ]
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.7% (based on 12,889,417 shares outstanding at November 12, 1999)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON (See Instructions)

     PN
_____________________________________________________________________________


                                SCHEDULE 13G

CUSIP No. 828395 10 3                                            Page 8 of 15

_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     MCM Associates, Ltd. (EIN# 33-0562278)
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [X]

     (See Instructions)                                          (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY
_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
_____________________________________________________________________________
               5    SOLE VOTING POWER

NUMBER OF           10,000

SHARES
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           10,000
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    10,000
_____________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     (See Instructions)                                                  [ ]
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1% (based on 12,889,417 shares outstanding at November 12, 1999)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON (See Instructions)

     CO
_____________________________________________________________________________

                                SCHEDULE 13G

CUSIP No. 828395 10 3                                            Page 9 of 15

_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     MCM Profit Sharing Plan - DLJSC - Custodian FBO Geoffrey Nixon TTE
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [X]

     (See Instructions)                                          (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY
_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
_____________________________________________________________________________
               5    SOLE VOTING POWER

NUMBER OF           7,500

SHARES
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           7,500
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,500
_____________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     (See Instructions)                                                  [ ]
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1% (based on 12,889,417 shares outstanding at November 12, 1999)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON (See Instructions)

     EP
_____________________________________________________________________________

                                SCHEDULE 13G

CUSIP No. 828395 10 3                                           Page 10 of 15


Item 1.   Name of Issuer and Address
          --------------------------

          (a) The name of the issuer is Silverleaf Resorts, Inc., a Texas corporation ("Issuer").

          (b) The principal executive offices of Issuer are located at 1221 River Bend Drive, Suite 120, Dallas, Texas 75247.

Item 2.   Identity, Address, Citizenship, Title of Class of Securities and
          ----------------------------------------------------------------
Items 2(a), (b), (c)
--------------------

          This statement on Schedule 13G ("Statement") is filed by Geoffrey Nixon ("Nixon"), Mission Partners, L.P. ("Mission"), Liberty Nominees Limited ("Liberty"), Horizon Offshore, Ltd. ("Horizon"), U.S. Equity Investment, L.P. ("Equity"), Mayfair Capital Fund, L.P. ("Mayfair"), MCM Associates, Ltd. ("MCM") and MCM Profit Sharing Plan-DLJSC- FBO Geoffrey Nixon TTEE ("PSP") (collectively the "Group"; each member of the Group being hereinafter referred to individually as a "Member" and collectively as "Members"). Nixon's and PSP's principal business address is 11 West 42nd Street, 19th Floor, New York NY 10036. Nixon is a citizen of the Country of New Zealand. PSP is a New York profit sharing plan for the benefit of Nixon. Nixon is the sole Trustee and Beneficiary of PSP. Mission's principal business address is 11 West 42nd Street, 19th Floor, New York, NY 10036. Mission is a Delaware limited partnership. MCM a Delaware corporation, is the sole general partner of Mission and, as such, MCM has full voting and dispositive power with respect to all of the securities owned by Mission. Nixon is the sole officer, director and shareholder of MCM. Liberty's principal business address is at P.O. Box 10-246, Wellington, New Zealand. Liberty is a private New Zealand company. Liberty has established an account over which MCM has sole investment discretion. It is the account over which MCM has sole investment discretion that has purchased the shares of Issuer Common Stock (as defined below). Horizon's principal business address is at c/o International Management Services, Limited, Harbour Centre, North Church Street, P.O. Box 616, George Town, Grand Cayman, Cayman Islands, B.W.I. Horizon is a private Cayman Islands investment corporation. MCM is the sole investment manager of Horizon and MCM has full voting and dispositive power with respect to all of the securities owned by Horizon. Mayfair's principal business address is 11 West 42nd Street, 19th Floor, New York, NY 10036. Mayfair is a Delaware limited partnership. MCM Capital Management, LLC, a Delaware limited liability company (the "LLC"), is the sole general partner of Mayfair and, as such, LLC has full voting and dispositive power with respect to all of the securities owned by Mayfair. Nixon is the sole manager and principal member of LLC. The other member of the LLC is Nixon's wife. Equity is a Delaware limited liability company. Equity's principal address is 1001 North Highway 1, Suite #800, Jupiter, Florida 33477. Equity has established an account over which MCM has sole investment discretion. It is this account over which MCM has purchased the shares of UE Common Stock.


Item 2(d), (e)

This Statement relates to the Common Stock, $.01 per value per share (the "Issuer Common Stock") of Issuer. The CUSIP number for the Issuer Common Stock is 828395 10 3.

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:


                                SCHEDULE 13G

CUSIP No. 828395 10 3                                           Page 11 of 15

          Not Applicable

Item 4.   Ownership
          ---------

Item 4(a), (b)
--------------

          Nixon owns 780 shares of Issuer Common Stock, representing 0.01% of Issuer's issued and outstanding shares (based on 12,889,417 shares outstanding at November 12, 1999). Mission owns 267,550 shares of Issuer Common Stock, representing 2.08% of Issuer's issued and outstanding shares (based on 12,889,417 shares outstanding at November 12, 1999). Liberty owns 76,000 shares of Issuer Common Stock, representing 0.59% of Issuer's issued and outstanding shares (based on 12,889,417 shares outstanding at November 12, 1999). Horizon owns 54,700 shares of Issuer Common Stock, representing 0.342% of Issuer's issued and outstanding shares (based on 12,889,417 shares outstanding at November 12, 1999). Equity owns 29,700 shares of Issuer Common Stock representing 0.23% of Issuer's issued and outstanding shares (based on 12,889,417 shares outstanding at November 12, 1999). Mayfair owns 295,550 shares of Issuer Common Stock representing 2.29% of Issuer's issued and outstanding shares (based on 12,889,417 shares outstanding at November 12, 1999). MCM owns 10,000 shares of Issuer Common Stock representing 0.08% of Issuer's issued and outstanding shares (based on 12,889,417 shares outstandinat November 12, 1999). PSP owns 7,500 shares of Issuer Common Stock representing 0.06% of Isuer issued outstanding shares (based on 12,889,417 shares outstanding at November 12, 1999). The Group, in the aggregate, owns 788,680 shares of Issuer Common Stock representing 6.12% of Issuer issued and outstanding shares (based on 12,889,417 shares outstanding at November 12, 1999).

Item 4(c)
---------

          Each Member is the sole beneficial owner of the securities identified in subsection (a) above, except that Nixon owns the 780 shares of Issuer Common Stock jointly with his wife. MCM, as the sole general partner of Mission, has sole voting and dispositive power over the Issuer Common Stock owned by Mission. MCM, as the sole investment manager of an account established by Liberty and Equity, has sole voting and dispositive power over the shares of Issuer Common Stock owned by Liberty. MCM, as the sole investment manager of Horizion, has sole voting and dispositive power over the shares of Issuer Common Stock owned by Horizon. LLC, as the sole general partner of Mayfair, has sole voting and dispositive power over the Issuer Common Stock owned by Mayfair. Nixon, as the sole Trustee of PSP and sole officer, director and shareholder of MCM, has the sole voting and dispositive power over the Issuer Common Stock owned by PSP and MCM.

Item 5.   Ownership of Five Percent or Less of a Class
          --------------------------------------------

          Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person
          --------------------------------------------------------

          Not Applicable

                                SCHEDULE 13G

CUSIP No. 828395 10 3                                           Page 12 of 15


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
          --------------------------------------------------------------

          Not Applicable

Item 8.   Identification and Classification of Members of the Group
          ---------------------------------------------------------

          Not Applicable

Item 9.   Notice of Dissolution of Group
          ------------------------------

          Not Applicable

Item 10.  Certification
          -------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                SCHEDULE 13G

CUSIP No. 828395 10 3                                           Page 13 of 15

                                  SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 14, 2000

                                        /s/ Geoffrey Nixon
                                        -----------------------------------
                                        GEOFFREY NIXON

                                        MISSION PARTNERS, L.P.
                                        By: MCM Associates, Ltd., General
                                            Partner

                                        By: /s/ Geoffrey Nixon
                                            --------------------------------
                                             Geoffrey Nixon, President

                                        LIBERTY NOMINEES LIMITED
                                        By: MCM Associates, Ltd., Investment
                                            Manager

                                        By:/s/ Geoffrey Nixon
                                           ---------------------------------
                                           Geoffrey Nixon, President

                                        HORIZON OFFSHORE, LTD.

                                        By:/s/ Geoffrey Nixon
                                           ----------------------------------
                                           Geoffrey Nixon, Director

                                        MCM ASSOCIATES, LTD.

                                        By:/s/ Geoffrey Nixon
                                           ----------------------------------
                                           Geoffrey Nixon, President

                                        MAYFAIR CAPITAL FUND, L.P.
                                        By: MCM Capital Management, LLC,
                                            General Partner

                                        By: /s/ Geoffrey Nixon
                                            ---------------------------------
                                            Geoffrey Nixon, Manager

                                        MCM PROFIT SHARING PLAN DLJSC-
                                        ASSOCIATION FBO Geoffrey Nixon

                                        By:/s/ Geoffrey Nixon
                                           ----------------------------------
                                           Geoffrey Nixon, President

                                        U.S. EQUITY INVESTMENTS, L.P.

                                        By: MCM Associates, Ltd., Investment
                                            Manager

                                SCHEDULE 13G

CUSIP NO. 828395 10 3                                          Page 14 OF 15

                                        By:/s/ Geoffrey Nixon
                                           ---------------------------------
                                           Geoffrey Nixon, President


                           JOINT FILING AGREEMENT

     JOINT FILING AGREEMENT made as of this 14th day of January, 2000, by and among GEOFFREY NIXON, MISSION PARTNERS, L.P., LIBERTY NOMINEES LIMITED, HORIZON OFFSHORE, LTD., U.S. EQUITY INVESTMENT L.P., MAYFAIR CAPITAL FUND, L.P. and MCM PROFIT SHARING PLAN-DLJSC - CUSTODIAN FBO GEOFFREY NIXON TTE and MCM ASSOCIATES, LTD.

                            W I T N E S S E T H :

     WHEREAS, GEOFFREY NIXON, MISSION PARTNERS, L.P., LIBERTY NOMINEES LIMITED, HORIZON OFFSHORE, LTD., U.S. EQUITY INVESTMENT L.P., MAYFAIR CAPITAL FUND, L.P. and MCM PROFIT SHARING PLAN-DLJSC - CUSTODIAN FBO GEOFFREY NIXON TTE and MCM ASSOCIATES, LTD. collectively beneficially own more than five (5%) percent of the issued and outstanding common stock, $.01 par value, of Silverleaf Resorts, Inc. ("Issuer Common Stock"), a Texas corporation; and

     WHEREAS, the parties desire to jointly file a Schedule 13G with the SEC,


     NOW, THEREFORE, the parties agree as follows:

     1. GEOFFREY NIXON, MISSION PARTNERS, L.P., LIBERTY NOMINEES LIMITED, HORIZON OFFSHORE, LTD., U.S. EQUITY INVESTMENT, L.P., MAYFAIR CAPITAL FUND, L.P. and MCM PROFIT SHARING PLAN-DLJSC - CUSTODIAN FBO GEOFFREY NIXON TTE and MCM ASSOCIATES, LTD. hereby agree to jointly file a Schedule 13G with the SEC regarding the beneficial ownership of Issuer Common Stock and to file any and all amendments and supplements thereto.

     2. This Agreement contains the entire agreement among the parties concerning the subject matter hereof and may not be amended, modified or changed except pursuant to a written instrument signed by all parties.

     IN WITNESS WHEREOF, the parties have signed this Agreement the day and year first above written.

                                   HORIZON OFFSHORE, LTD.

/s/ Geoffrey Nixon                 By: /s/ Geoffrey Nixon
-------------------------                   -------------------------------
GEOFFREY NIXON                          Geoffrey Nixon, Director

MISSION PARTNERS, L.P.             MCM ASSOCIATES, LTD.
By: MCM Associates, Ltd.,          Manager
    General Partner

By:/s/ Geoffrey Nixon              By: /s/ Geoffrey Nixon
   -----------------------             -------------------------------------
     Geoffrey Nixon, President          Geoffrey Nixon, President

                                SCHEDULE 13G

CUSIP No. 828395 10 3                                           Page 15 of 15

LIBERTY NOMINEES LIMITED           MAYFAIR CAPITAL FUND, L.P.
By: MCM Associates, Ltd.,          By: MCM Capital Management, LLC,
    Investment Manager                 General Partner


By: /s/ Geoffrey Nixon             By: /s/ Geoffrey Nixon
    -----------------------            ------------------------------------
    Geoffrey Nixon,President            Geoffrey Nixon, Manager

U.S. EQUITY INVESTMENT L.P.        MCM PROFIT SHARING PLAN - DLJSC -
By: MCM Associates, Ltd.,          Custodian FBO Geoffrey Nixon
    Investment Manager


By: /s/ Geoffrey Nixon             By: /s/ Geoffrey Nixon
    -------------------------          -------------------------------------
    Geoffrey Nixon, President           Geoffrey Nixon, Trustee